Exhibit 99.1

Creatd, Inc. Reports Third Quarter and

Nine Month Periods Ended September 30, 2020 Financial Results

Fort Lee, N.J. – November 16, 2020 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), the parent company of Vocal, a proprietary technology platform for creators, today reported financial results for its three and nine-month periods ended September 30, 2020. The Company accomplished several milestones and financial goals during the third quarter of 2020, including up-listing to the Nasdaq Capital Market, as it readies its operations to deliver on its accelerated growth trajectory.

Key Third Quarter 2020 Highlights:

●	Reconstituted Creatd’s Board of Directors and appointed several new members:

●	Mark Standish, former co-CEO of RBC Capital Markets, was appointed Chairman of the Board in July as well as Chairman of the Audit Committee.
●	Mark Patterson, co-founder of a multi-billion private equity firm MatlinPatterson Global Advisors, joined the Board of Directors in July and was appointed Chairman of its Compensation Committee.
●	Laurie Weisberg, technology and data marketing executive (previously Chief Sales Officer of Intent, Chief Revenue Officer of Thrive Global and member of the executive leadership team of Datalogix through its $1.2 billion acquisition by Oracle) joined the Board of Directors in July.
●	LaBrena Jones Martin, a highly seasoned corporate and securities attorney (previously with SEC, E.F. Hutton, Shearson, Lehman Brothers, and RBC), joined the Board and was appointed Chair of its Nominating and Corporate Governance Committee, subsequent to the third quarter of 2020.

●	Up-listed to the Nasdaq Capital Market on September 11, 2020, changed its name to Creatd, Inc., and effectuated a 3-for-1 reverse stock split.

●	In connection with the Nasdaq up-listing, the Company completed an underwritten public offering resulting in gross proceeds of approximately $7.8 million.

●	In September, the Company announced the appointment of Laurie Weisberg as Chief Operating Officer, in addition to her responsibilities as a member of the Board of Directors.

●	Development updates and optimization the Vocal platform in anticipation of the continuing increases in visitor volume and platform activity; upgraded internal management systems.

●	Surpassed third quarter revenues guidance by over 6%, generating approximately $425,000, an increase of 32% over the second quarter 2020 and a more than four-fold increase compared to third quarter 2019. Management anticipates that fourth quarter revenue growth will match, if not exceed the growth achieved in the third quarter.

●	Reduced total liabilities from $15.5 million to $3.3 million during third quarter 2020 through conversion of notes and payables into equity as well as a $3.6 million cash payment towards multiple accrued payables and short-term debt.

●	Vocal Key Metrics:

	9-30-2019	6-30-2020	9-30-2020	Current as of 11-15-2020
Content Creator Accounts - Freemium	485,780	642,539	714,165	810,000
Vocal+ - Paid subscriber Accounts	250	2,300	4,600	7,500
Vocal+ Subscriber Acquisition Cost (SAC)	$1,000	$350	$180	$170

Commenting on the third quarter, Jeremy Frommer, Creatd’s founder and CEO, said, “Just under four years ago, in December 2016, we launched our proprietary platform Vocal, with less than 1,000 beta creators and six owned and operated digital communities. Our goal was to create a best-in-class technology platform that made it easy for creators of all types to share their stories and their experiences, get discovered, and be rewarded for their passions. Core to Vocal’s design are its storytelling tools. With its unparalleled editor, the creator has the ability to integrate already-published rich media such as videos, songs, and podcasts to reach niche communities and engage with their ideal audiences.”

Frommer continued, “Fast forward to today, we have been able to onboard over 800,000 freemium creators who have collectively published over 150 million words on Vocal, and attract nearly 10 million visitors monthly. These accomplishments were achieved with comparatively few development and marketing resources, compared to other privately funded creator platforms. Now, with a significantly strengthened balance sheet, enhanced visibility from our listing on the Nasdaq Capital Market, and the collaboration of a powerful support network, we believe Creatd is prepared to scale revenues and that our Vocal platform is the driving force that will deliver profitability during fiscal year 2021.”

Creatd reported third quarter 2020 revenues of $425,000, more than four-fold increase compared to revenues of $91,000 for the same period in the previous year and a 32% increase from the $323,000 in revenues reported for the second quarter of 2020. Of note, second quarter revenues of 2020 were 10% greater than the first quarter of 2020. The significant year-over-year increase in revenues is predominantly due to steady growth of Vocal+ paid subscribers and the rising price points for Vocal for Brands’ campaigns. Vocal+ came out of beta in early 2020 and, with little budgeted for marketing, grew to over 4,500 paying subscribers by the end of the third quarter. Now, with an increase in marketing as a result of the Company’s equity financing in mid-September, Vocal+ subscribers are increasing in excess of 100 new subscribers per day, and maintaining current levels, should surpass the Company’s goal of reaching 10,000 paid subscribers by year end. As the number of paid Vocal+ subscribers continue to increase, subscriber acquisition costs (SAC) are expected to continue to decline. Currently, acquisition costs total less than $170 per subscriber, compared tocosts of $350 per subscriber at the end of second quarter 2020 and over $1,000 per subscriber only one year ago at the end of third quarter 2019.

Vocal for Brands, which generated approximately 39% of the Company’s third quarter revenues, is experiencing growth in both brand customer count as well as individual campaign price increases. Vocal for Brands grew revenues nearly 100% since the second quarter, with an over 25% increase in average contract price. Managed Services, vis a vis the Seller’s Choice agency, accounted for roughly 43% of revenues generated during the quarter. While Managed Services revenues were essentially flat quarter over quarter, this business line saw an increase in new clients towards the end of September, which is expected to impact revenue starting in the fourth quarter, historically the best quarter for this business line.

Operating expenses for the three months ended September 30, 2020 totaled approximately $7,449,000. This is over four times the operating expenses reported in third quarter 2019 and over two times that of the second quarter 2020. The increase in operating expenses primarily reflects non-recurring charges attributed to the Nasdaq up-listing and related financing activities, totaling approximately $1,200,000, as well as $3,600,000 related to 400,000 performance-based stock options granted to management, that was required to be expensed entirely during the quarter. These performance options represent over three years of catch-up options for 13 members of the management team, and are expected to vest in April 2021. Going forward, the Company expects operating expenses to decrease materially, slightly offset by a measured increase in support staff focused on revenue growth. Subsequent to quarter-end, Creatd increased its sales team from two to eight individuals, including several senior professionals with long-standing brand relationships. During the three-month period ended September 30, 2020, the Company incurred a loss from operations of $(7,024,000). This compares to a loss from operations of $(1,657,000) during the same period last year and a loss of $(3,535,000) during the second quarter 2020.

The Company incurred other (non-operational) expenses of $6,552,000 in the third quarter 2020, compared to $277,000 in the third quarter 2019, and $607,000 in the second quarter 2020. The increase in third quarter other (non-operational) expenses was due to an increase in non-recurring, non-cash charges for accretion of debt discount and issuance costs totaling approximately $6,371,000, offset by other income of $438,000 related to a cash rebate the Company receives from its research and development subsidiary in Australia.

The Company reported a comprehensive loss of approximately $(13,570,000), or $(3.20) per share, for the three months ended September 30, 2020, compared to the previous year’s third quarter comprehensive loss of approximately $(1,934,000), or $(0.65) per share, and a comprehensive loss of $(4,161,000), or $(1.29) per share for the second quarter 2020.

For the nine months ended September 30, 2020, the Company reported revenues of approximately $1,040,000 compared to revenues totaling approximately $133,000 for the same period in 2019. With the continued development of our Vocal technology platform, a vastly improved balance sheet, and a newly expanded seasoned sales team, management anticipates reporting accelerated quarterly revenue growth for the foreseeable future.

Operating expenses for the nine months ended September 30, 2020 totaled $13,426,000 as compared to $4,897,000 for the nine-month period ended September 30, 2019. The increase in operating expenses predominantly reflects one-time expenses related to the Nasdaq up-listing, the underwritten public offering, and the debt conversion, as well as $1,400,000 of non-cash charges related to employee option exchange for stock during second quarter and $3,600,000 in three-year catch-up performance-based stock options granted to 13 members of the management team during the third quarter. During the first nine months of 2020, our average monthly cash burn was approximately $559,000 per month, in line with previous years. Management expects this number to remain steady during the course of fiscal year 2021, barring any consideration of growth opportunities that could require additional expenditures in this period.

Interest expense during the first nine months of 2020 totaled $1,379,000 compared to $329,000 during the same period of 2019. Creatd reported a comprehensive loss for the nine months ended September 30, 2020 of $(20,726,000) or $(5.91) per share, which included a non-recurring, non-cash charge of $6,698,000 related to debt conversion to equity. This compares to a net loss of $(5,400,000) or $(2.05) per share for the same period in 2019. Net cash used in operating activities during the first nine months of 2020 totaled $5,032,000 compared to $4,708,000 for the same period in 2019. Management expects future financing specifically to scale its customer acquisition and marketing campaigns.

Company Reduces Current Liabilities from $14.9 Million to $2.7 Million During Third Quarter 2020

On September 30, 2020, the Company reported total assets of $5.7 million, which includes its wholly owned image library and related transmedia IP carried at zero value. The sequential quarter over quarter increase of approximately $3 million in total assets primarily reflects an increase in cash from remaining proceeds of the Company’s equity offering during the quarter.

Following the underwritten public offering resulting in approximately $7.8 million in gross proceeds ($7.1 million net proceeds) on September 11, 2020, the Company significantly reduced its total liabilities from $15.5 million as of June 30, 2020 to $3.3 million as of September 30, 2020. As Creatd has consistently carried little long-term debt since inception, the substantial portion of the decrease in liabilities was attributed to the conversion of notes, accrued interest, and payables totaling approximately $11,900,000 into the Company’s equity. Cash repayment of accrued payables and short-term debt totaling $3,600,000 accounted for the remainder of the current liability decrease.

As of September 30, 2020, the Company’s non-current portion of debt totaled $578,000, comprising $412,000 in the Government Payroll Protection Program (“PPP”) loan and $177,000 in operating leases payable. The company intends on requesting relief in accordance with SBA guidelines for the PPP loan. At September 30, 2020 the Company’s current liabilities totaled $3.3 million, which included approximately $174,000 in (mandatory) convertible notes, $105,000 in deferred revenue and unrecognized tax benefits, and $1.04 million in short term debt, of which approximately $660,000 is related to the acquisition of Seller’s Choice. The Company is currently in litigation regarding the note and continues to believe that the case lacks merit and has moved to dismiss. The company has an appearance scheduled for November 19, 2020 and expects no major events to occur in regard to this litigation for the next 12 months. In the event this case is not summarily dismissed, the Company intends to vigorously challenge it.

As a result of the underwritten public offering and the debt conversion, the Company’s shares of common stock outstanding increased from 3.3 million as of June 30, 2020 to 8.7 million as of September 30, 2020. The Company’s fully diluted share count increased by approximately 8.07 million shares during the third quarter to approximately 12.4 million shares (inclusive of all options, warrants and convertible debt). The majority of the increase to the fully diluted share count was also due to the underwritten public offering and debt conversions, and includes 1.7 million share purchase warrants issued in conjunction with the offering, 900,000 warrants issued in conjunction with debt conversion, and 400,000 performance-based stock options granted to management of the Company that vest on April 1, 2021 and, as previously mentioned, were part of a three-year program. If all outstanding options ($23.67 average strike price) and warrants ($5.63 average strike price) were exercised for cash, the Company would receive approximately $17.5 million in additional capital.

As of December 31, 2019, the Company had federal and state tax loss carry forwards of approximately $21.0 million, which expire through the fiscal year ending December 31, 2033.

Third Quarter 2020 Conference Call and Webcast Details:

Date/Time: Tuesday, November 17, 2020 – 11:00 a.m. (Eastern Time)

Those interested in participating may access the webcast using the link below:
https://event.on24.com/wcc/r/2830586/777DE409B84791B83212B43FD73A2CCB

It is recommended that participants join 15 minutes before the presentation is scheduled to begin. A recording of the webcast will be made available on the Company’s website following the session.

Contact: Press and Investor Relations

Rachel David

Head of Business Development and Communications

Creatd, Inc.

(201) 258-3770

rachel.david@creatd.com

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) empowers creators, brands, and entrepreneurs through technology and partnership. Its flagship technology platform is Vocal; Vocal provides creators of all shapes and sizes, from bloggers to podcasters, and more, with best-in-class storytelling tools, safe and curated communities, and the opportunity to monetize their content. With 34 owned and operated communities, Vocal enables creators to connect to their ideal audiences and to partner with the brands that want to reach those audiences. For more information, the content of which is not part of this press release:

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com;

Vocal Platform: https://vocal.media;

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

*** Financial Statements Follow ***

Creatd, Inc.

Condensed Consolidated Balance Sheet

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current Assets
Cash	$2,897,385	$11,637
Prepaid expenses	-	4,127
Account receivable, net	90,319	50,849
Note receivable – related party	11,450	11,450
Marketable securities	200,000	-
Total Current Assets	3,199,154	78,063

Property and equipment, net	40,032	42,363
Intangible assets	992,455	1,087,278
Goodwill	1,035,795	1,035,795
Deposits and other assets	197,243	16,836
Operating lease right of use asset	258,249	311,711
Total Assets	$5,722,928	$2,572,046

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$1,339,024	$1,763,222
Demand loan	50,000	225,000
Convertible Notes – related party, net of debt discount	-	20,387
Convertible Notes, net of debt discount and issuance costs	174,469	2,896,425
Current portion of operating lease payable	79,816	105,763
Notes payable, related party, net of debt discount	3,295	5,129,342
Notes payable, net of debt discount and issuance costs	990,122	660,000
Unrecognized tax benefit	68,000	68,000
Deferred revenue	37,421	50,691
Warrant liability	-	10,000
Total Current Liabilities	2,742,147	10,928,830

Non-current Liabilities:
Note payable	401,764	-
Operating lease payable	176,623	201,944
Total Non-current Liabilities	578,387	201,944
Total Liabilities	3,320,534	11,130,774

Commitments and contingencies

Stockholders’ Equity (Deficit)
Series A Preferred stock, $0.001 par value,0 and 31,581 issued and outstanding respectively	-	-
Series B Preferred stock, $0.001 par value,0 and 8,063 issued and outstanding, respectively	-	-
Series D Preferred stock, $0.001, 0 and 914 shares issued and outstanding respectively	-	-
Common stock, $0.001 par value: 100,000,000 authorized shares; 8,662,745 issued and 8,653,395 outstanding as of September 30, 2020 and 3,059,646 issued and 3,006,362 outstanding at December 31, 2019	8,607	3,059
Additional paid-in capital	67,812,570	36,391,819
Accumulated deficit	(65,302,489)	(44,580,437)
Accumulated other comprehensive income (loan)	(28,790)	(5,995)
Less: Treasury stock, 9,350 and 53,283 shares, respectively	(87,560)	(367,174)
Total Stockholders’ Equity (Deficit)	2,402,394	(8,558,728)
Total Liabilities and Stockholders’ Equity (Deficit)	$5,722,928	$2,572,046

Creatd, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2020	2019	2020	2019

Net revenues	$424,814	$91,386	$1,040,496	$132,901
Cost of revenues	-	-	-	-
Gross margin	424,814	91,386	1,040,496	132,901

Operating expenses
Compensation	5,203,931	531,502	7,470,629	1,803,113
Consulting fees	739,503	412,394	2,291,609	810,025
Research and development	158,528	11,349	329,803	366,247
General and administrative	1,346,716	792,664	3,333,520	1,917,154
Total operating expenses	7,448,678	1,747,909	13,425,561	4,896,539

Loss from operations	(7,023,864)	(1,656,532)	(12,385,065)	(4,763,638)

Other income (expenses)
Other income	437,657	-	515,442	-
Interest expense	(512,650)	(164,439)	(1,379,386)	(329,040)
Accretion of debt discount and issuance cost	(6,370,557)	(111,027)	(6,697,778)	(228,017)
Settlement of vendor liabilities	-	-	(126,087)	-
Gain on marketable securities	(17,495)	-	(7,453)	-
Loss on extinguishment of debt	(88,734)	(2,022)	(623,774)	(83,171)
Gain settlement of debt	-	-	470	-
Other income (expenses), net	(6,551,778)	(277,488)	(8,318,566)	(640,228)

Loss before income tax provision	(13,575,643)	(1,934,011)	(20,703,631)	(5,403,866)

Income tax provision	-	-	-	-

Net loss	$(13,575,643)	$(1,934,011)	$(20,703,631)	$(5,403,866)

Deemed dividend	18,421	-	18,421
Inducement expense	-	-	-	(7,628)
Net loss attributable to common shareholders	(13,594,064)	(1,934,011)	(20,722,052)	(5,396,238)

Other comprehensive income
Currency translation gain (loss)	5,735	-	(22,795)	-

Comprehensive loss	(13,569,908)	(1,934,011)	(20,726,426)	(5,396,238)

Per-share data
Basic and diluted loss per share	$(3.20)	$(0.65)	$(5.91)	$(2.05)
Weighted average number of common shares outstanding	4,254,300	2,966,440	3,506,393	2,633,406